Exhibit (a)(1)(D)
United States Offer to Purchase for Cash
By
ZHIHU INC.
Up to 46,921,448 of Its Class A Ordinary Shares (Including in the Form of American Depositary Shares)
At
HK$9.11 per Class A Ordinary Share
(Equivalent of US$3.50 per American Depositary Share)
ISIN Number of Class A Ordinary Shares: KYG989MJ1017
CUSIP Number of American Depositary Shares: 98955N 207

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 A.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 30, 2024, UNLESS THE U.S. OFFER IS EXTENDED.

September 9, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:
Zhihu Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, is making an all cash tender offer pursuant to the U.S. Offer to Purchase dated as of September 9, 2024, which we refer to as the U.S. Offer, together with a concurrent separate all cash Non-U.S. Offer on equivalent terms pursuant to a separate Offer Document dated as of September 9, 2024, to buy back up to 46,921,448 of its Class A Ordinary Shares (including in the form of ADSs) at an Offer Price of HK$9.11 per Class A Ordinary Share in cash (equivalent of US$3.50 per ADS), without interest, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related materials, including the ADS Letter of Transmittal and the Form of Acceptance. Capitalized terms used but not specifically defined herein shall have the meanings ascribed to them in the U.S. Offer to Purchase. The description of the U.S. Offer in this letter is only a summary and is qualified by the terms and conditions of the U.S. Offer set forth in the U.S. Offer to Purchase and the related materials, including the ADS Letter of Transmittal and the Form of Acceptance.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee:
•
The U.S. Offer to Purchase, dated as of September 9, 2024,

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a printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer,

•
the ADS Letter of Transmittal, for information purposes, and

•
the Form of Withdrawal, for information purposes.

Your attention is directed to the following:.
•
The U.S. Offer commenced on Monday, September 9, 2024 and will expire at 4:00 a.m., New York City time, on Wednesday, October 30, 2024, unless extended.

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The U.S. Offer is subject to the satisfaction of the Condition described in “The U.S. Offer — Terms and Conditions of the U.S. Offer — Condition to the U.S. Offer” of the U.S. Offer to Purchase. The U.S. Offer is not subject to any financing or minimum tender condition.

•
The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies, or other nominees for soliciting tenders of ADSs or Class A Ordinary Shares pursuant to the U.S. Offer. However, the Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies, or other nominees for customary mailing and handling expenses incurred by them in forwarding this U.S. Offer to Purchase, the ADS Letter of Transmittal, and other related materials to the beneficial owners of ADSs or Class A Ordinary Shares held by them as a nominee or in a fiduciary capacity.
•
If required by U.S. federal income tax laws, backup withholding at the applicable backup withholding rate will be imposed on any payments made to certain ADS holders pursuant to the U.S. Offer.

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In order for a book-entry transfer of ADSs held through a broker, dealer, commercial bank, trust company, or other nominee to constitute a valid tender of ADSs in the U.S. Offer, the ADSs must be tendered by the ADS holder’s broker, dealer, commercial bank, trust company, or other nominee before the Latest Acceptance Time. Further, before the Latest Acceptance Time, the Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the Tender Agent’s account at DTC and (ii) an Agent’s Message. DTC participants holding ADSs in DTC accounts must tender ADSs through DTC’s ATOP system and follow the procedure for book-entry transfer before the Latest Acceptance Time.

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Please do not send ADS Letter of Transmittal if DTC’s ATOP system is available. Only in the case of a registered holder of ADRs evidencing ADSs or registered holder of uncertificated ADSs on the books of the Depositary, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including ADRs evidencing tendered ADSs, if applicable), to the Tender Agent at the address set forth in the ADS Letter of Transmittal as soon as possible and in any event before the Latest Acceptance Time.

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Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the ADSs.

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An ADS holder tendering ADSs in the U.S. Offer will have to pay ADS cancellation fees, but not ADS cash distribution fees, payable to the Depositary.

U.S. Shareholders cannot tender in the U.S. Offer by means of the ADS Letter of Transmittal and instead should use the Form of Acceptance. The Form of Acceptance can be obtained by contacting the Registrar, Computershare Hong Kong Investor Services Limited, at 17M, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong and at +852 2862-8555 from 9:00 a.m. to 6:00 p.m., Hong Kong time, Monday to Friday (other than public holidays).
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE TENDER AGENT, OR THE REGISTRAR OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal, and any other documents may be directed to the Information Agent at +1 (855) 793-5068 (toll-free from the United States) and +1 (888) 789-8409 (from other countries) from 9:00 a.m. to 6:00 p.m., New York City time, Monday to Friday.
Very truly yours,
Zhihu Inc.